EXHIBIT 10.24

3M COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS

Article 1 GENERAL PROVISIONS

1.1. Objective.    It is the intent of 3M Company (“3M”) to provide a compensation program that will attract and retain highly qualified individuals to serve as nonemployee members of 3M’s Board of Directors (the “Board”).  This program will be called the “3M Compensation Plan for Nonemployee Directors” (the “Plan”).  This amendment and restatement of the Plan is effective January 1, 2019 (the “Effective Date”).

1.2. Components of Compensation.  Each nonemployee member of the Board (each, a “Nonemployee Director”) will be eligible to receive a base annual retainer, one or more additional annual retainers for service as chair of one or more Board committees, an additional annual retainer for service as the lead independent director, and other fees.  All retainers and other fees provided to the Nonemployee Directors will be paid at such times, in such amounts and subject to such terms and conditions set forth in this Plan and as the Board may determine to be appropriate, subject to any limitations set forth from time to time in the 3M Company 2016 Long-Term Incentive Plan or any successor thereto (the “LTIP”).

For purposes of the Plan, the term “Annual Stock Retainer” refers to the portion of the retainers and other fees that the Board determines will be paid only in shares of the Company’s common stock (“Shares”), deferred stock units (“DSUs”) or a combination of Shares and DSUs and the term “Annual Cash Retainer” refers to all other retainers and fees.

1.3. Conversion of Amounts to Shares/DSUs.  Unless otherwise specified by the Board or set forth herein, the number of Shares or DSUs to be issued, transferred or credited on any given date in respect of a cash-based amount will be determined by dividing (a) such amount (as converted into U.S. dollars, if necessary, on such basis as may reasonably be determined by the Company in its discretion) by (b) the closing sales price (rounded to the nearest cent) for a Share as quoted on the New York Stock Exchange for the last trading day immediately preceding the initial payment date determined in accordance with the terms of the Plan (i.e., without regard to any delay for administrative convenience), rounded up to the nearest thousandth of a share or DSU, as applicable.

1.4. Vesting; Restrictions.  Except as set forth in Section 3.5, as required by applicable law or as otherwise specified by the Board, (i) DSUs awarded in accordance with the terms of the Plan as payment for services rendered as a Nonemployee Director will be fully vested, and (ii) Shares issued or transferred in accordance with the terms of the Plan as payment for services rendered as a Nonemployee Director will be fully vested and unrestricted Shares.

1.5. Administration.  The Plan is administered by the Compensation Committee (the “Committee”) of the Board.  The Committee has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable.  The Committee may correct defects and ambiguities, supply omissions, reconcile inconsistencies in the Plan and make all other determinations that that it deems necessary or appropriate to administer the Plan.  The Committee’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any award.

Article 2 ANNUAL CASH RETAINER
2.1. General. This Article 2 applies to the Annual Cash Retainer.

2.2. Medium of Payment.  Unless otherwise determined by the Board, the Annual Cash Retainer will be paid in cash or such other medium as may be selected by the Nonemployee Director in accordance with Section 4.1.

2.3. Timing of Payment.  The Annual Cash Retainer will be paid (or credited to the Nonemployee Director’s memorandum account) in arrears in four equal installments, on or as soon as administratively practicable following the third trading day after the issuance of the quarterly earnings press release for the calendar quarter in which such fees were earned, unless otherwise specified by the Board.  For example, if the quarterly earnings press release for the first quarter of calendar year 2019, is issued on April 24, 2019, the portion of the Annual Cash Retainer earned during the first quarter of calendar year 2019 generally would be paid on or about April 29, 2019.

2.4. Proration for New or Departing Directors; Special Appointments.   The Annual Cash Retainer for a new or departing Nonemployee Director will be prorated based on the number of days within the calendar quarter during which a participant serves as a Nonemployee Director.   For avoidance of doubt, additional cash retainers or fees for service pursuant to a special appointment (e.g., Chair of the Board or one or more Board committees, lead independent Director) constituting part of the Annual Cash Retainer will be prorated separately based on the number of days within the calendar quarter during which a participant serves in the role for which such fees are provided.

Article 3 ANNUAL STOCK RETAINER
3.1. In General. This Article 3 applies to the Annual Stock Retainer.

3.2. Medium of Payment.  Unless otherwise determined by the Board, the Annual Stock Retainer will be paid in DSUs settled in a single lump sum in the first year following the recipient’s Separation from Service (as defined in Section 4.5(a) below) or such other medium as may be selected by the Nonemployee Director in accordance with Section 4.1.

3.3. Timing of Payment.  The Annual Stock Retainer will be paid (or credited to the Nonemployee Director’s memorandum account) in a single lump sum on or as soon as reasonably practicable after the date of the annual meeting of the Company’s stockholders (or the date of an individual’s appointment or election to serve as a Nonemployee Director, if later), or at such other time as may be determined by the Board.

3.4. Proration for New Directors.   The initial Annual Stock Retainer for an individual whose appointment or election to serve as a Nonemployee Director becomes effective on a date other than the date of an annual meeting of the Company’s stockholders will be prorated by multiplying the full amount of the Annual Stock Retainer that otherwise would have been payable to such individual (assuming that he or she had been elected to serve as a Nonemployee Director at the Annual Meeting of the Company’s stockholders immediately preceding his or her appointment or election) by a fraction, the numerator of which is the sum of (a) three hundred and sixty-five (365)

minus (b) the number of calendar days since the most recent annual meeting at which one or more members of the Board stood for re-election and the denominator of which is three hundred and sixty-five (365).

3.5. Holding Period.  Shares acquired on or after October 1, 2007, as part of the Annual Stock Retainer shall not be sold, exchanged, or otherwise disposed of on or before the date that the participant ceases to be a member of the Board.

Article 4 ALTERNATIVE FORMS OF PAYMENT
4.1. Payment Elections.

(a) Continuing Directors.  Unless otherwise determined by the Board, each Nonemployee Director may elect, by written notice signed and delivered to 3M prior to the beginning of each calendar year, to receive all or a portion of his or her Annual Cash Retainer for the following calendar year in (a) cash, (b) Shares, (c) deferred cash pursuant to Section 4.3 (“Deferred Cash”) or (d) DSUs pursuant to Section 4.4, and may elect to receive all or a portion of his or her Annual Stock Retainer (as defined below) in the form of (a) Shares or (b) DSUs pursuant to Section 4.4.  A Nonemployee Director may revoke an election prior to the beginning of the calendar year for which it applies.  A Nonemployee Director may make a separate payment election for each calendar year.

(b) New Directors.  Unless otherwise determined by the Board, a Nonemployee Director initially elected or appointed to the Board after the beginning of a calendar year may elect, by written notice to 3M delivered not later than 30 days after such Nonemployee Director’s term begins, to receive payment in an alternative form made available to continuing Nonemployee Directors in accordance with Section 4.1(a) above but only with respect to unpaid amounts earned during the portion of the calendar year  following the date on which the election becomes effective and irrevocable (e.g., the portion of the Annual Cash Retainer attributable to service as a Nonemployee Director after such date, as determined in a manner consistent with Section 2.4).  Unless the terms of the payment election provide otherwise, the Nonemployee Director will have the right to revoke an election made under this Section 4.1(b) until the end of the last day permitted for making such an election.  Such Nonemployee Director’s ability to elect alternative forms and time of payment under this Plan for succeeding years will be on the same basis as for other Nonemployee Directors.

4.2. Duration of Payment Elections.
(a) General Rule. An election under Section 4.1(a) above will remain in effect for the duration of the calendar year that next follows 3M’s receipt of such election.
(b) Initial Election. An election under Section 4.1(b) above will remain in effect for the portion of the calendar year remaining after the election becomes effective and irrevocable.

4.3. Deferred Cash.  For each Nonemployee Director who receives all or a portion of his or her Annual Cash Retainer in the form of Deferred Cash, 3M will establish a memorandum account and will credit such memorandum account for amounts of Deferred Cash earned. Such   amounts will be credited as of the date(s) on which they otherwise would be paid in cash pursuant to Section 2.3 absent a deferral election.  A separate memorandum account will be established for each calendar year.

(a) Accrual of Interest.  Interest will accrue on each memorandum account from the date on which amounts are credited to the memorandum account through the date immediately preceding the date of any distribution.

(b) Compounding. Interest will be compounded on the last day of each calendar quarter.

(c) Notional Interest Rate.  Interest will be calculated at a rate equal to one hundred twenty percent (120%) of the long-term applicable federal rate, assuming compounding on a quarterly basis, in effect for the first month of the relevant calendar quarter (determined under section 1274(d) of the Internal Revenue Code and the Treasury Regulations thereunder) or such other reasonable rate of interest (determined in accordance with Section 31.3121(v)(2)-1(d)(2)(i)(C) of the Treasury Regulations) as may be specified by the Board.

(d) Distributions. Distribution from the Deferred Cash memorandum account will be made in cash at the time or times determined in accordance with Section 4.5 below.

4.4. Deferred Stock Units.  For each Nonemployee Director who receives all or a portion of his or her Annual Cash Retainer or Annual Stock Retainer in the form of DSUs, 3M will establish a memorandum account and will credit such memorandum account with the DSUs earned.  Each DSU represents the right to receive one share of the Company’s common stock.  A separate memorandum account will be established for each calendar year.

(a) Crediting of DSUs.  DSUs will be credited to a Nonemployee Director’s memorandum account as of the same date that payment otherwise would be made pursuant to Section 2.3 or Section 3.3, as applicable, if paid currently.

(b) Number of DSUs Credited. The number of DSUs credited to a Nonemployee Director’s memorandum account will be determined as follows:

(i) with respect to DSUs credited to a Nonemployee Director’s memorandum account in respect of any retainers and fees earned that otherwise would be payable in Shares, the number of DSUs credited will equal the number of Shares that otherwise would have been issued or transferred to the Nonemployee Director.

(ii) with respect to DSUs credited to a Nonemployee Director’s memorandum account in respect of any retainers and fees earned that otherwise would be payable in cash, the number of DSUs credited will be determined in accordance with Section 1.3.

(c) Voting and Dividends.  A Nonemployee Director will not have any right to vote or receive dividends with respect to any Shares underlying the DSUs credited to his or her account unless and until he or she becomes the record holder of such Shares.

(d) Dividend Equivalents.  For each ordinary cash dividend paid on the shares of the Company’s common stock, each Nonemployee Director’s memorandum account will be credited with an additional number of DSUs on the applicable dividend payment date for such ordinary cash dividend.  Unless otherwise determined by the Board, the number of additional DSUs to be credited will be calculated in accordance with Section 1.3 based on the aggregate amount of the dividends otherwise payable on the aggregate number of Shares underlying the DSUs credited to the Nonemployee Director’s memorandum account on the applicable dividend record date.

(e) Adjustments.  The number of DSUs credited to each Nonemployee Director’s memorandum account will be subject to adjustment from time to time for extraordinary dividends, stock splits, stock dividends, mergers, consolidations, etc., as set forth in the LTIP.

(f) Distributions. DSUs will be settled in Shares equal to the number of common stock equivalents credited to such memorandum account at the time or times set forth in Section 4.5 below.
4.5. Timing of Payment of Deferred Cash and DSUs
(a) Payment Terms. If timely elected by the Nonemployee Director, distribution of the Nonemployee Director’s memorandum account(s) will be as follows:

(i) a single lump sum on the first business day of January during the first or second calendar year, as elected by the Nonemployee Director, following the calendar year in which the Nonemployee Director’s Separation from Service occurs; or

(ii) three, five, or ten annual installments, as elected by the Nonemployee Director, payable on the first business day of January in each of the first three, five, or ten years, as applicable, following the calendar year in which the Nonemployee Director’s Separation from Service occurs;

For purposes of Section 4.5(a)(ii) above, the amount of each installment payment with respect to a memorandum account will be determined by dividing the value of such account as of the immediately preceding December 31 by the number of installment payments remaining to be paid.

For purposes of this Plan, “Separation from Service” means a complete severance of a director’s relationship as a Director of 3M and all affiliates, if any, and as an independent contractor to 3M and all affiliates, if any, for any reason.  A Nonemployee Director may have a Separation from Service upon his or her resignation as a member of the Board even if the Nonemployee Director then becomes an officer or other employee of 3M or an affiliate.  Separation from Service will in all respects be construed to have a meaning consistent with the term “separation from service” as used and defined in Section 409A.

(a) Existing Deferral Elections; Pre-2005 Deferrals.  Amounts deferred under the Plan prior to the Effective Date will be paid in accordance with such prior deferral elections.  In addition, amounts earned and deferred in years ending before January 1, 2005, remain subject to the rules on distributions set forth in Section D.1 of Part IV of the Plan, as in effect immediately prior to adoption of this amendment and restatement.

Article 5 MISCELLANEOUS

5.1. Source of Shares and DSUs.  All retainers and other fees payable pursuant to this Plan in the form of Shares or DSUs will be awarded under the LTIP, subject to all of the terms and conditions of the LTIP and any applicable award agreement.  To the extent the number of Shares available under the LTIP is not sufficient to satisfy one or more awards hereunder, awards of Shares and DSUs pursuant to this Plan will be reduced on a pro rata basis and the amount of such reduction will instead be paid in the form of cash or Deferred Cash, respectively.

5.2. Delegation.  To the extent applicable laws permit, the Board or the Committee may delegate any or all of its powers under the Plan to one or more committees or officers of 3M or any of its subsidiaries.  Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable organizational documents of 3M, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee.  At all times, the delegatee appointed under this Section 5.2 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or Committee may abolish any committee to which authority has been delegated at any time and re-vest in itself any previously delegated authority.

5.3. Death of Participant.  If a participant dies prior to payment in full of all amounts due under the Plan, the balance of the amount due will be payable to the participant’s estate in full as soon as possible following the participant’s death; provided that, if an effective beneficiary designation is in effect for such participant, the balance of the amount due will instead be payable to the participant’s beneficiary in full as soon as administratively practicable following the participant’s death in accordance with the limitations of Section 409A.

5.4. Unfunded Obligations.  The amounts to be paid to Nonemployee Directors under the Plan are unfunded obligations of 3M.  3M is not required to segregate any monies or other assets from its general funds with respect to these obligations. Nonemployee Directors will not have any preference or security interest in any assets of 3M other than as a general unsecured creditor.

5.5. No Right to Continued Board Membership.  Neither the Plan nor any compensation paid hereunder will confer on any Nonemployee Director the right to continue to serve as a member of the Board or in any other capacity.

5.6. Nonassignment.  Any and all rights of a Nonemployee Director respecting payments under this Plan may not be assigned, transferred, pledged or encumbered in any manner, other than by will or the laws of descent and distribution, and any attempt to do so will be void.

5.7. Notices to 3M.   Unless otherwise notified, all notices under this Plan will be sent in writing to 3M, attention the Secretary.  All correspondence to the participants will be sent to the address which is furnished to the Secretary by each Nonemployee Director in writing.

5.8. Successors and Assigns. The Plan will be binding on 3M and its successors and assigns.
5.9. Fractional Shares. Fractional Shares and DSUs may be issued under the Plan.

5.10. Termination and Amendment. The Board or the Committee may amend, suspend or terminate the Plan at any time and from time to time. Notwithstanding the foregoing, no amendment or termination of the Plan may impair the right of a Nonemployee Director to receive any amounts accrued hereunder prior to the effective date of such amendment or termination.

5.11. Compliance with Law.  The obligations of 3M with respect to payments under the Plan are subject to compliance with all applicable laws and regulations, including all applicable tax withholding obligations.

5.12. Applicable Law. The law of the State of Delaware will govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules.

5.13. Section 409A. Payments under the Plan made as deferred cash or DSUs are intended to comply with the requirements of Section 409A and the Plan will be interpreted accordingly.   Payments in the form of current cash and Shares are intended to be exempt from Section 409A pursuant to the exemption for short-term deferrals under Treasury Regulation Section 1.409A-1(b)(4).  Notwithstanding the foregoing, 3M makes no representations or covenants that any compensation paid or awarded under the Plan will comply with Section 409A or an exemption therefrom.

5.14. Severability. If any provision of the Plan will for any reason be held to be invalid or unenforceable, such invalidity or unenforceability will not affect any other provision hereof, and the Plan will be construed as if such invalid or unenforceable provision were omitted.